Exhibit 23.2

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

MCLEAN, VA 22102

(202) 467-6862

June 14, 2023

Boards of Directors

Home Federal Savings and Loan Association of Grand Island

Central Plains Bancshares, Inc.

221 South Locust Street

Grand Island, Nebraska 68801

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission by Central Plains Bancshares, Inc. We also hereby consent to the inclusion of, summary of, and references to our Conversion Valuation Appraisal and any Conversion Valuation Appraisal Updates and our statements concerning subscription rights and liquidation rights in such filings and amendments, including the prospectus of Central Plains Bancshares, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.